Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION At Pinnacle Entertainment: Lewis Fanger — (702) 784-7777 investors@pnkmail.com	At Jaffoni & Collins: Richard Land — (212) 835-8500 pnk@jcir.com
PINNACLE ENTERTAINMENT UPDATES LOUISIANA DEVELOPMENT PLANS
- Cancels Sugarcane Bay Project -
- Reaffirms Commitment to Baton Rouge Casino-Hotel Project -
LAS VEGAS, NV, LAKE CHARLES, LA and BATON ROUGE, LA, April 15, 2010 — Pinnacle Entertainment (NYSE: PNK) (the “Company”) announced today that it has cancelled its Sugarcane Bay project and surrendered the related gaming license to the Louisiana Gaming Control Board. Located adjacent to the Company’s L’Auberge du Lac Casino Resort (“L’Auberge du Lac”), the Sugarcane Bay project was budgeted at approximately $305 million. Pinnacle remains committed to the Lake Charles market with a focus on furthering its operational excellence at L’Auberge du Lac. In addition, Pinnacle reaffirmed its commitment to its Baton Rouge casino-hotel development project and recently entered into a guaranteed maximum price contract for its construction.
Anthony Sanfilippo, Pinnacle Entertainment’s president and chief executive officer, commented, “Pinnacle is one of Louisiana’s most active and successful developers and operators of casino entertainment properties and remains strongly committed to thoughtfully growing our operations in the state. We have approximately 3,800 employees throughout the state at our L’Auberge du Lac, Boomtown New Orleans and Boomtown Bossier City properties, have made significant investments in these markets and are moving forward with our plans for a substantial new investment in Baton Rouge. We also remain deeply committed to the community of Lake Charles and the surrounding area and believe our focus on operational excellence at L’Auberge du Lac will result in economic growth in this market. L’Auberge du Lac is a premier resort property in Pinnacle’s portfolio and our focus will further the property’s reputation as a best-in-region resort with extraordinary customer service.
“Our commitment to the state is also reflected by our development of a new property in Baton Rouge, where we look forward to continuing our work with local and state authorities to develop a premier casino entertainment facility that reflects the rich heritage of Baton Rouge and southern Louisiana. Our Baton Rouge project will feature approximately 1,300 slot machines, 50 table games, a hotel with at least 100 guestrooms and other amenities, and will create approximately 700 construction-phase jobs and approximately 1,000 permanent jobs for the area.”

Mr. Sanfilippo concluded, “Pinnacle’s updated Louisiana development and growth strategy reflects the Company’s focus on disciplined capital spending and expansion and our commitment to focusing on operational excellence throughout our property portfolio. We are confident this strategy will continue to strengthen the Company, providing us with a solid foundation for future growth which will also benefit the markets where we operate.”
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. In March 2010, Pinnacle opened its newest casino, River City, in south St. Louis County, Missouri. Pinnacle also is developing a casino in Baton Rouge, Louisiana.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the facilities, features, amenities and potential job creation of the Baton Rouge project, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals for the Baton Rouge project, some of which are beyond its control; and (b) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
Boomtown, L’Auberge du Lac, River City and Sugarcane Bay are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.
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